Exhibit 10.42

                             JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this "Agreement" or the "JVA") is made on June 7, 2002, by and between:

VAXGEN, INC. a company duly organized and existing under the laws of the State of Delaware, USA and having its registered office at 1000 Marina Boulevard, Brisbane, California, 94005-1841, U.S.A. ("VaxGen"); and

CELLTRION, INC., a company duly organized and existing under the laws of the Republic of Korea and having its registered office at Hanseung Building, 818, Dongchun-dong, Yonsu-gu, Incheon, Korea ("Celltrion").

(VaxGen and Celltrion shall individually be referred to as a "Party" and collectively as the "Parties".)

                                    WHEREAS:

(A) Celltrion is obligated to invest in the construction of the Pilot Plant (as defined in Section 1.4 herein) pursuant to that certain Joint Venture Agreement dated February 25, 2002 by and among VaxGen, Nexol Biotech Co., Ltd., Nexol Co., Ltd., Korea Tobacco & Ginseng Corporation and J. Stephen & Company Ventures Ltd. (the "Celltrion Joint Venture Agreement").

(B) VaxGen has certain obligations with respect to the Pilot Plant pursuant to the Celltrion Joint Venture Agreement.

(C) The Parties wish to establish the JVC (as defined in Section 1.3 herein) to fulfill their respective obligations under the Celltrion Joint Venture Agreement.

(D) The Parties enter into this Agreement to set out the terms governing their investment and relationship as shareholders in the JVC and the management and operations of the JVC.

Now, therefore, it is agreed as follows:

                                    ARTICLE 1
                                   DEFINITIONS

In this Agreement, unless otherwise clearly indicated by the context, the following expressions shall have the following meanings:

1.1 An "Affiliate" of a Party shall mean any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with the Party, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such entity.

1.2   "Effective Date" shall mean the date first set forth above.

1.3 "JVC" shall mean the corporation formed as a joint venture between the Parties pursuant to Article 2.1 of this


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      Agreement.

1.4 "Pilot Plant" shall mean the pilot manufacturing facility (at a scale between 500 and 1000 liters) to be constructed by the JVC in South San Francisco, California, U.S.A. that will use cell culture technology licensed from VaxGen for the manufacture of a number of pharmaceutical products including, without limitation, AIDSVAX, an HIV vaccine using certain technology licensed to VaxGen from Genentech, Inc. ("Genentech").

1.5 "Shares" shall mean the shares of common stock issued by the JVC to Celltrion and VaxGen pursuant to Article 5 of this Agreement.

1.6 "Transaction Documents" shall mean such documents and agreements as are reasonably necessary in order to give effect to the purpose of this Agreement, including, but not limited to, the documents and agreements referred to in Articles 2.2 and 3 of this Agreement.

1.7 "Technology" shall mean the Licensed Know-How and Licensed Patent Rights as defined in both the License Agreement and the Sub-License Agreement defined in Article 3 of this Agreement.

                                   ARTICLE 2
                           COMPANY TO BE INCORPORATED

2.1 The Parties shall incorporate the JVC under the laws of the State of California, on or before the Effective Date, a corporation named "VaxGen - Celltrion, Inc."

2.2 The Parties shall adopt the Articles of Incorporation for the JVC attached hereto as Exhibit 1 and the Bylaws attached hereto as Exhibit 2, each as may be amended by the Parties from time to time, and shall approve internal regulations as necessary in conformity with the terms and conditions of this Agreement. If any discrepancy is found between this Agreement and the JVC's Articles of Incorporation, Bylaws and/or internal regulations, the Parties shall amend the Articles of Incorporation, Bylaws and/or internal regulations, as applicable, to be consistent with this Agreement. This Agreement shall control and prevail prior to the time that the relevant amendment to the Articles of Incorporation, Bylaws and/or internal regulations is effective.

2.3 The duration of the JVC shall be perpetual subject to the provisions of this Agreement.

2.4 The purpose of the JVC will be to construct, license and operate the Pilot Plant, which shall engage in the activities set forth in Article 4 herein.

                                    ARTICLE 3
                              TRANSACTION DOCUMENTS

As soon as practically possible, but no later than within thirty (30) days after the execution of this Agreement unless otherwise extended by the mutual agreement among the Parties, the JVC shall enter certain agreements with VaxGen, including, but not limited to:

      (a) license agreement with VaxGen, specifying the terms and conditions of the license of certain technology by VaxGen to the JVC, substantially similar in form and substance to the draft attached hereto as Exhibit 3 ("License Agreement");

      (b) sub-license agreement with VaxGen, specifying the terms and conditions of the sub-license to the JVC by VaxGen of certain technology licensed to VaxGen by Genentech, Inc. relating to the manufacture of AIDSVAX and Vaccine (as defined therein), substantially similar in form and substance to the draft


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            attached hereto as Exhibit 4 ("Sub-License Agreement"); and

      (c) consulting services agreement with VaxGen, specifying the terms and conditions of the services to be provided by VaxGen to the JVC, upon the JVC's request, for the management of the design, construction, licensure and operation of the Pilot Plant and the provision of all personnel requirements of the JVC, substantially similar in form and substance to the draft attached hereto as Exhibit 5 ("Consulting Services Agreement").

                                    ARTICLE 4
                           UTILIZATION OF PILOT PLANT

4.1 The JVC shall utilize the Pilot Plant to engage in the following activities (listed in order of priority):

      (a) support process development and process validation for the licensure of AIDSVAX;

      (b)   expedite commercial development and launch of AIDSVAX;

      (c) facilitate the technology transfer of AIDSVAX or other mammalian cell culture manufacturing technology from VaxGen to Celltrion, including the provision of on-site training;

      (d) to the extent that priorities (a) through (c) above have been satisfied and the Pilot Plant has idle capacity, further utilization of the Pilot Plant shall be discussed by the Parties and shall be prioritized between (i) support of product development and licensure related activities for a non-AIDSVAX product of VaxGen and (ii) support of other non-AIDSVAX Celltrion business activities, including, without limitation, process development, technology transfer and/or contract manufacturing; and

      (e) any and all acts, things, business and activities which are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objectives.

4.2 Utilization of the Pilot Plant pursuant to Article 4.1 above shall be subject to the following rights and obligations of the Parties:

      (a) use of the Pilot Plant and any other VaxGen facilities to support technology transfer and training, as contemplated in Articles 4.1(c) and (d) above, shall be coordinated by the Parties, provided, however, that VaxGen shall have authority over access to VaxGen and JVC facilities, and provided further, that, VaxGen shall not unreasonably deny Celltrion access to the JVC facilities in support of such activities;

      (b) VaxGen shall be responsible for all operating costs and expenses, including, but not limited to, costs and expenses of validation and licensure, of the Pilot Plant associated with the commercial production of any VaxGen product;

      (c) to the extent that the Pilot Plant is utilized for support of any non-AIDSVAX VaxGen product and process development activities, VaxGen shall have control over the use of the Pilot Plant, shall track and report such usage to the boards of directors of the JVC and Celltrion, and shall be responsible for all associated operating costs and expenses; provided, that, Celltrion may propose a use for any idle capacity of the Pilot Plant, which VaxGen shall reasonably consider;

      (d) to the extent that the Pilot Plant is utilized for support of any non-AIDSVAX Celltrion business activities, use of VaxGen staff to operate the facility and perform such activities shall be discussed and agreed by the Parties, Celltrion shall be responsible for all associated operating costs and expenses, and any use of VaxGen's services shall be the subject of a specific production services agreement between VaxGen and the JVC; and


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      (e)   to the extent that the full capacity of the Pilot Plant is not being utilized or is not required to support the licensure or commercialization of any VaxGen product or any non-AIDSVAX Celltrion business, the JVC's board of directors shall meet to discuss and determine the best use of such capacity.

4.3 Once the Pilot Plant has been utilized in support of any non-AIDSVAX Celltrion business activities pursuant to Article 4.2(d) above, such activities may only be suspended by the unanimous vote of the Board (as defined in Article 9.1 herein).

4.4 Notwithstanding anything to the contrary in this Agreement, VaxGen shall at all times have operational control of the Pilot Plant as long as it maintains an ownership position in the JVC.

                                    ARTICLE 5
                      CAPITAL CONTRIBUTION; USE OF PROCEEDS

5.1 Celltrion shall purchase seven million (7,000,000) Shares, at the price of one dollar (US$1.00) per share for an aggregate capital contribution of seven million dollars (US$7,000,000), of which three million (3,000,000) Shares shall be purchased within thirty (30) days of the Effective Date, and the remainder of the Shares shall be purchased on or before December 31, 2002 pursuant to a schedule to be agreed by the JVC and Celltrion. Celltrion's capital contribution shall be used by the JVC in accordance with Article 5.6 below.

5.2 VaxGen shall fund all non-capitalizable costs and expenses of the JVC pursuant to Article 5.7 below, as well as any capitalizable assets of the JVC in excess of the capital contribution provided by Celltrion pursuant to Article 5.1 above; provided, however, that VaxGen shall have the right to suspend or terminate its obligation to make such additional capital contributions in the event that the outcome of its pending Phase III clinical trials of AIDSVAX are unfavorable or in the event that regulatory approval of AIDSVAX is otherwise delayed or denied. In such event, VaxGen shall have the right to choose ongoing utilization of the Pilot Plant for the development of and licensure of one or more VaxGen products, at VaxGen's cost and expense, and such efforts may be used to provide the basis for licensure of the Pilot Plant and Celltrion technology transfer and training in lieu of AIDSVAX. Once VaxGen exercises its right for ongoing utilization of the Pilot Plant, VaxGen shall fund all non-capitalizable costs and expenses of the JVC pursuant to Article 5.7 below, as well as any capitalizable assets of the JVC for such utilization in excess of the capital contribution provided by Celltrion pursuant to
      Article 5.1 above. In the event that VaxGen does not exercise its right for ongoing utilization of the Pilot Plant, Celltrion shall have the right to the utilization of the JVC, and shall fund any necessary capital and operating expenses required.

5.3 All amounts provided by VaxGen to the JVC pursuant to Article 5.2 above prior to commercial production of the first VaxGen product manufactured by the JVC shall be deemed capital contributions by VaxGen. At the end of each calendar quarter, VaxGen shall document and certify to the JVC the aggregate amount of its expenditures deemed capital contributions hereunder, and the JVC shall issue to VaxGen one (1) Share for each one dollar (US$1.00) so expended.

5.4 Notwithstanding, Article 5.2 above, any additional funds required by the JVC, if any, to enable greater utilization of the Pilot Plant in support of Celltrion non-AIDSVAX business and/or Celltrion non-AIDSVAX products, except technology transfer, shall be discussed and mutually agreed by the parties.

5.5 In addition to any legends required under federal and state securities laws in the U.S., including, without limitation, the Securities Act of 1933, as amended, and state blue sky laws, during the term of the Agreement, each stock certificate issued hereunder will bear the following words:

      "Transfer of the shares of stock represented by this certificate is restricted subject to the Joint Venture Agreement dated June 1, 2002, by and between VaxGen, Inc. and Celltrion, Inc., a copy of which is on file at


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      the principal office of the Company in South San Francisco, California,
      U.S."

5.6 The capital contribution provided by Celltrion pursuant to Article 5.1 above shall be used by the JVC, to the extent practicable, to fund the capitalizable assets of the JVC, including, without limitation, architecture and engineering costs and construction costs of the Pilot Plant and the purchase of equipment to be utilized in the operation of the Pilot Plant.

5.7 The capital contributions provided by VaxGen pursuant to Article 5.2 above shall be used by the JVC, to the extent practicable, to fund operating expenses and other non-capitalizable expenses.

                                    ARTICLE 6
                           REVENUE AND PROFIT SHARING

6.1 Subject to the Pilot Plant utilization provisions set forth in Article 4 above, VaxGen and Celltrion may use the facility and assets of the JVC free of charge, except for out-of-pocket expenses and direct costs, prior to the licensure of any VaxGen or Celltrion product or the initiation of any contract development and manufacturing activities on behalf of any third party.

6.2 In the event that the Pilot Plant is utilized to support any third party, fee for service development and manufacturing activities or any third party commercial manufacturing activities, the Parties shall share any related profits based on each Party's pro rata ownership of Shares.

6.3 The Parties shall enter into separate agreements describing the services to be provided in support of any third party arrangements under Article
      6.2 above.

                                    ARTICLE 7
              TRANSFER OF SHARES; PURCHASE OPTION; RIGHT OF REFUSAL

7.1 Except as permitted by this Article 7 or with the prior written consent of the other Party, no Party shall:

      (a)   transfer any Shares;

      (b) grant, declare, create or dispose of any right or interest in any Shares; or

      (c) create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Shares.

7.2 VaxGen shall have an exclusive option to purchase all of the Shares held by Celltrion, exercisable upon notice at any time during the five (5)-year period commencing on February 25, 2003 and ending on February 24, 2008; provided, that, VaxGen shall be required to purchase such Shares upon receiving U.S. Food and Drug Administration approval to market any VaxGen product manufactured at the Pilot Plant during such five (5)-year period. In such event, VaxGen shall be obligated to continue to facilitate the transfer of technology to Celltrion and the training of Celltrion employees through the utilization of the Pilot Plant.

7.3 Any purchase of Shares made by VaxGen pursuant to Article 7.2 above shall be at the price of one dollar (US$1.00) per share, plus simple interest at the U.S. prime rate on each Share accruing from the date the selling Party acquired the Shares until the exercise of the option by purchasing Party hereunder.

7.4 Either Party may sell or otherwise transfer its Shares to the other Party on terms mutually agreeable to the 7.5 Parties, subject to VaxGen's purchase option set forth in Article 7.2 above, at any time during the five (5)-year period commencing on February 25, 2003 and ending on February 24, 2008.


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7.5   Each Party shall have the right to sell its Shares to a third party at then-current fair market value of the Shares at any time after February 24, 2008 subject to the following right of refusal. In the event that either Party proposes to transfer its Shares to a proposed third party purchaser ("Third Party Purchaser"), the other Party shall have a right of refusal with respect to such Party's Shares. For this purpose, no transfer of the Shares shall be made unless the following provisions are complied with in respect of such transfer:

      (a) the selling Party shall first give the other Party (the "Offeree Party") a notice ("Transfer Notice") of any proposed transfer together with details of the Third Party Purchaser, the purchase price and other material terms which the selling Party and the Third Party Purchaser have agreed.

      (b) the Offeree Party shall have thirty (30) days from the date of its receipt of the Transfer Notice to notify the selling Party that it intends to purchase all or any part of the Shares proposed to be sold by the selling Party on the terms set forth in the Transfer Notice and shall enter into a binding agreement to consummate such purchase; and

      (c) in the event that all of the Shares proposed to be sold by the selling Party is not purchased by the Offeree Party in accordance with (a) and (b) above within the thirty (30) period set forth above ("Option Period"), the selling Party may sell any such remaining Shares to the Third Party Purchaser on terms no less favorable to the selling Party than those set forth in the Transfer Notice within sixty (60) days of the expiration of the Option Period. If any such remaining Shares are not sold by the selling Party within sixty (60) days after the expiration of the Option Period, then the right of the selling Party to sell such Shares shall expire and the obligations of this Article 7.5 shall be reinstated.

7.6 Any amounts payable by a Party to the other Party for the purchase of any Shares under this Article 7 shall be due within sixty (60) days of the exercise of the option or right of refusal, as the case may be.

7.7 VaxGen's purchase option right set forth in Article 7.2 above shall be subject to forfeiture pursuant to Article 11.3 herein.

7.8 Since damages arising from breach of the obligations under this Article 7 may be difficult to compute with precision, the Parties agree that any Party found to have sold or transferred any Shares in violation of the terms of this Article 7 shall pay to the non-breaching Party twice the value of the Shares transferred in violation of this Article 7 (as appraised by a licensed appraisal company) or twice the consideration received for said Shares, whichever shall be greater. The Parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent either Party from enforcing its rights or augmenting its protection by such other remedies as may be available, including without limitation, injunctive relief.

                                    ARTICLE 8
                           CONTRIBUTION OF TECHNOLOGY

8.1 VaxGen and the JVC shall enter into the License Agreement and the Sub-License Agreement pursuant Article 3, granting the JVC the right to use the Technology and under the terms of which, VaxGen shall provide to the JVC the relevant documents, materials, designs, data and other information necessary for the use of the Technology by the JVC and shall use its best efforts to arrange for the operation of the facility as contemplated by the Parties.

8.2 VaxGen shall license, and shall make its best efforts to cause Genentech to license, to the JVC any new and developed technologies pertaining to the development and/or manufacture of AIDSVAX and other products, at no additional cost to the JVC.


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                                    ARTICLE 9
                         MANAGEMENT AND FINANCING OF JVC

The Parties undertake to secure that the administration of the JVC is effected in accordance with the provisions of this Article 9 in addition to the relevant provisions of the Articles of Incorporation and Bylaws of the JVC.

9.1   Board of Directors

      (a) As long as VaxGen and Celltrion maintain an ownership position in the JVC, the JVC shall be administered and managed by the Board of Directors ("Board") which shall consist of three (3) directors, consisting of the Senior Vice President of Manufacturing Operations of VaxGen, the Senior Vice President of Manufacturing Operations of Celltrion and the VaxGen officer serving on the board of directors of Celltrion ("Directors"). Each Party shall secure that the Directors are elected, removed or replaced, as applicable, as may be required from time to time to reflect the composition of the Board as set forth above. The Senior Vice President of Manufacturing Operations of VaxGen shall serve as the Chairman of the Board and the President of the JVC.

      (b) Meetings of the Board shall be called and notice shall be given as set forth in the Bylaws of the JVC. The Chairman of the Board shall serve as the presiding officer of all meetings of the Board of Directors.

      (c) The Board shall hold four regular meetings annually, once a quarter and shall hold additional meetings as necessary.

      (d) The quorum for transacting business at any regular meeting of the Board shall be a majority of Directors present in person or by teleconference or videoconference, provided that quorum for any special meeting of the Board shall require the Director nominated by Celltrion.

      (e) Except as otherwise provided in this Agreement or unless otherwise provided by applicable laws, the resolution of the Board at any meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors represented at such meeting; provided, however, that the following matters shall be adopted by the Board only with the unanimous votes of all the Directors:

            (i)    Decision to make an investment in excess of US $1,000,000;

            (ii)   Consenting to a director's transaction with the JVC;

            (iii)  Authorizing the issuance of debentures;

            (iv) Acquisition or disposal of the JVC's assets in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the US equivalent for the previous calendar year;

            (v) Any capital expenditure or commitment thereof involving an amount in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the US equivalent for the previous calendar year;

            (vi) Lending or borrowing money in excess of 5 percent of the JVC's annual turnover;

            (vii) Adoption of a new business, abolishment of any of its businesses, merger or acquisition of all or a substantial portion of shares, assets or business of another company; and

            (viii) Approval of the quarterly expenditure reports submitted by
                   VaxGen pursuant to Article 5.3 herein.


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9.2   Officers.

      As long as VaxGen and Celltrion maintain an ownership position in the JVC, the Board shall have the right to appoint and approve the officers of the JVC, who shall initially be, in addition to the President as provided in
      Article 9.1(a), VaxGen's Vice President of Finance, who shall serve as the JVC's Chief Financial Officer, and VaxGen's corporate counsel, who shall serve as the JVC's Secretary. The officers of the JVC shall have the rights and responsibilities set forth in the Bylaws of the JVC and shall be in charge of the administration of all the daily business affairs of the JVC as set forth therein and in accordance with the polices established by the Board.

9.3   Meetings of Shareholders

      Meetings of the JVC's shareholders shall be called and notice shall be given as set forth in the Bylaws of the JVC. The Chairman of the Board shall serve as the presiding officer of all such shareholder meetings.

9.4   Management Planning and Accounting Systems

      (a) VaxGen shall establish all management planning and financial and accounting controls and systems on behalf of the JVC, consistent with generally accepted accounting principles of the U.S. and as in use by VaxGen, pursuant to the Consulting Services Agreement.

      (b) The Parties agree to cause the books and records of the JVC to be audited at the end of each accounting year during the term of this Agreement by an accounting firm which shall be appointed by the Board from among reputable accounting firms with international affiliates ("Independent Auditor").

      (c) The JVC shall provide the Parties with annual financial statements, prepared in accordance with generally accepted accounting principles of the U.S.A. and audited by the Independent Auditor. Once approved by the Board, the audited financial statements shall be final and binding on the Parties as to the revenue, costs, fees, expenses, losses and profits of the JVC, in the absence of manifest error or fraud.

      (c) The Parties agree that the accounting year of the JVC shall be according to the calendar year; provided, however, that the first accounting year shall begin on the date on which the JVC is incorporated and shall end on the last day of December immediately following.

      (d) Each Party shall be entitled, at its own expense, to examine, or to appoint a firm of accountants to examine the books, records, and accounts to be kept by the JVC and to be supplied with all information in such form as the Board determines to keep it properly informed about the business and affairs of the JVC and generally to protect its interests as a shareholder.

      (e) The JVC shall provide each Party with an unaudited quarterly report of the JVC.

                                   ARTICLE 10
                            DURATION AND TERMINATION

10.1 This Agreement shall continue in effect until terminated pursuant to the provisions of this Agreement or by mutual agreement of the Parties hereto.

10.2 This Agreement shall be terminable forthwith by a Party upon sending written notice upon the occurrence of one or more of the following events:

      (a) if the other Party shall commit a material breach of any of its obligations under this Agreement, which, if remediable, is not remedied within sixty (60) days from the giving of written notice requiring said breach


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            to be remedied;

      (b) if any of the Transaction Documents is not duly executed within the time period set forth in Article 3 herein;

      (c)   if the other Party shall be or becomes incapable for a period of six
            (6) months of performing any of its said obligations under this Agreement because of force majeure as defined in Article 16; or

      (d) if the other Party ("Embarrassed Party") or its creditors or any other eligible party shall file for said Embarrassed Party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the Embarrassed Party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except debts contested in good faith), or if the creditors of the Embarrassed Party have taken over its management, or if the relevant financial institutions have suspended the Embarrassed Party's clearing house privileges, or if any material or significant part of the Embarrassed Party's undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any government.

                                   ARTICLE 11
                           CONSEQUENCES OF TERMINATION

11.1 Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

11.2 Upon termination, each Party shall take all steps necessary to ensure that the name of the JVC is immediately changed so that it no longer contains any reference to any company/corporation name, trade name, trademark or service mark then owned by the other Party or any of its Affiliates (other than the JVC), nor the Korean equivalent of any such name or mark.

11.3 In the event this Agreement is terminated by a Party ("Terminating Party") in consequence of breach of this Agreement by the other Party ("Breaching Party"), then

      (a) the Breaching Party shall discontinue use, cancel and return the Terminating Party's confidential and/or proprietary information provided under this Agreement and the Transaction Documents, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information; and

      (b) the Terminating Party shall enjoy (without prejudice to any right it may have to receive damages in consequence of breach of this Agreement) the right to secure, at the JVC's expense, an appraisal of the net worth of the JVC's shares from an internationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the Breaching Party shall have the corresponding obligations:

            (i) to require the Breaching Party (and its Affiliates, if applicable) to sell all of its shares of the JVC to the Terminating Party at the value as thus appraised. In the event that there is more than one (1) Terminating Party, then the Terminating Parties shall purchase such shares in proportion to their then current shareholding ratio; or

            (ii) to require the Breaching Party to purchase all or any portion of the shares of the Terminating Party at their value as thus appraised.

      (c) The Breaching Party shall forfeit its purchase option rights set forth in Articles 7.2 and 7.3, as applicable, and a contract for the sale and purchase of Shares shall be deemed to have been entered into upon the


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

            dispatch of written notice to the Breaching Party of the election of the Terminating Party to exercise the option given in Article 11.3(b) above, and payment for the Shares shall be due within sixty
            (60) days of the completion of the appraisal of the shares.

11.4 If this Agreement is terminated for any reason other than breach of one of the Parties, then:

      (a) The Terminating Party shall have the right, by written notice, to require the other Party to discontinue use, cancel, and return (and to cause the JVC to discontinue use, cancel, and return) the confidential and/or proprietary information, supplied by the Terminating Party, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information.

      (b) Upon written request from the Terminating Party, the Parties shall meet and negotiate in good faith in order to reach a mutually acceptable agreement concerning the ultimate disposition of their ownership rights in the JVC.

11.5 The rights of the Terminating Party provided in this Article 11 shall be cumulative to, and not exclusive of, other rights to which the Terminating Party is entitled at law and/or under this Agreement.

                                   ARTICLE 12
                      DISPUTE RESOLUTION AND GOVERNING LAW

12.1 Any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration in San Francisco, California, U.S.A.

      (a) The arbitration shall be conducted before three arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect.

      (b) Each Party shall appoint one (1) arbitrator within thirty (30) days after receipt of a demand for arbitration. The arbitrators shall be freely selected, and the Parties shall not be limited to any prescribed list. The two arbitrators thus appointed shall, within thirty (30) days after both shall have been appointed, appoint a third arbitrator, who shall not be a national of Korea or the U.S.A. and who shall preside over the arbitration proceedings.

      (c) If any appointment required herein shall not be made within the prescribed time, then such appointment may be made by the President of the International Chamber of Commerce in Paris.

      (d) The proceedings shall be conducted in English, and all arbitrators shall be conversant in and have a thorough command of the English language.

      (e) The award of the arbitrators shall be final and conclusive. The Parties shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

      (f) Notwithstanding any other provision of this Agreement, each Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

12.2 The validity, performance, construction and effect of this Agreement shall be governed by the laws of the

      State of California, U.S.A., without regard to conflict-of-law principles.

                                   ARTICLE 13
                                 CONFIDENTIALITY

13.1 Except as required by law, each Party agrees to maintain the confidentiality of all information and data relating to the other Party's business, including, without limitation, economic, financial and/or technical information, disclosed, directly or indirectly, or disclosed by visual inspection, and shall not disclose such information and data to a third party without the prior written consent of the other Party; provided, however, that the preceding obligation shall not apply to information which:

      (a)   was in the public domain at the time of disclosure; or

      (b) enters the public domain after the time of disclosure through no act or omission of the receiving Party; or

      (c) was in the receiving Party's possession at the time of disclosure as evidenced by such Party's prior written documents; or

      (d) is required to be disclosed by law or order of the court, in which case, the receiving Party shall notify the other Party of such statutory requirement or court order as soon as practicable prior to the disclosure; or

      (e) has been acquired from a third party which had not previously acquired it, directly or indirectly, from the disclosing Party, provided, that, such third party is not and was not bound by a duty of confidentiality when making such disclosure to the receiving Party.

13.2 Each Party shall procure that its employees, advisers, and agents are bound by the confidentiality obligations on terms set out above.

                                   ARTICLE 14
                          NON-WAIVER AND OTHER REMEDIES

14.1 Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

14.2 Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination.

                                   ARTICLE 15
                               UNENFORCEABLE TERMS

In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, invalid unenforceable or void, such provision(s) shall be limited or eliminated to the maximum extent necessary so that this Agreement shall otherwise remain in full force and effect without said provision.

                                   ARTICLE 16
                                  FORCE MAJEURE

16.1 The failure or delay of either Party to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control ("force majeure") shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such force majeure, shall have used reasonable diligence to avoid such force majeure and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this Agreement.

16.2 Except where the nature of the event shall prevent it from doing so, the Party suffering such force majeure shall notify the other Party in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

                                   ARTICLE 17
                              DISCLAIMER OF AGENCY

This Agreement shall not be deemed to constitute either Party as the agent of the other Party hereto, nor shall it constitute the JVC an agent of either Party.

                                   ARTICLE 18
                                  ASSIGNABILITY

Except as otherwise provided herein, this Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, devisees and successors, but neither this Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that this Agreement shall be automatically assigned by any Party as a result of or pursuant to any merger or consolidation.

                                   ARTICLE 19
                                     NOTICE

19.1 All written notices, requests, demands, and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand, by air courier, or by registered air mail) or by cable, telex, or facsimile transmission confirmed by such a letter, which shall be addressed to the respective Parties as follows:

         If to VaxGen:     VaxGen, Inc.
                           1000 Marina Boulevard
                           Brisbane, California 94005-1841
                           U.S.A.
                           Attention: Lance Gordon, CEO
                           Fax No.: (650) 624-1001

         If to Celltrion:  Celltrion, Inc.
                           Hanmi Bank Building,13th Floor
                           1127, Guwol-dong, Namdong-gu,
                           Incheon, 405-711, Korea
                           Attention: Jung-jin Seo, CEO
                           Fax No.: (32) 439-1197

19.2 Any notice so given shall be deemed to be received forty-eight (48) hours after dispatch in case of cable, telex or facsimile transmission, or in case of letter (i) upon receipt or fourteen (14) days after posting, whichever is earlier, for airmail or air courier sent between Korea and the U.S.A. or any other country, or (ii) upon receipt, or seven (7) days after posting, whichever is earlier, for mail sent within Korea, the U.S.A. or any other country.

19.3 To prove service of notice, it shall be sufficient to prove that a telex, cable, or facsimile transmission containing the notice was properly addressed and properly dispatched or to show that a letter was properly addressed and posted, provided, that a return receipt or registered mail receipt has been returned to the sender indicating delivery of said letter.

19.4 Either Party may change its address at any time by written notice to the other Party given pursuant to the terms of this Article 19.

                                   ARTICLE 20
                                    LANGUAGE

This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. The English language text of the Agreement shall prevail over any translation thereof.

                                   ARTICLE 21
                                ENTIRE AGREEMENT

21.1 This Agreement supersedes all previous and contemporaneous representations, understandings, or agreements, oral or written, between the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship.

21.2 Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

21.3 No changes, alterations, or modifications hereto shall be effective unless they are in writing and are signed by an authorized representative of each Party.

21.4 Headings of Articles in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.


                            [Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representative thereunto duly authorized as of the Effective Date.

VAXGEN, INC.                               CELLTRION, INC.


By:                                        By:
   ---------------------------                --------------------------
   Lance Gordon,                              Jung-jin Seo,
   CEO                                        CEO

                                LIST OF EXHIBITS

1. Articles of Incorporation

2. Bylaws

3. Technology License Agreement

4. Sub-License Agreement

5. Consulting Services Agreement


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